FRANKLIN TAX-EXEMPT MONEY FUND
                             MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT made between FRANKLIN TAX-EXEMPT MONEY FUND, a California Corporation, hereinafter called the "Fund" and FRANKLIN ADVISERS, a California Corporation, hereinafter called the "Manager."

WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 (the "Act") for the purpose of investing and reinvesting its assets insecurities, as set forth in its Articles of Incorporation, its By-Laws and its Registration Statements under the Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Fund desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform for its various management, statistical, research, investment advisory and other services; and,

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisor's Act of 1940, is engaged in the business of rendering management, investment advisory, counselling and supervisory services to investment companies and other investment counselling clients, and desires to provide these services to the Fund.

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Manager. The Fund hereby employs the Manager to manage the investment and reinvestment of the Fund's assets and to administer its affairs, subject to the direction of the Board of Directors and the officers of the Fund, for the period and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

    2. Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

   A. Administrative Services. The Manager shall furnish to the Fund adequate
      (i) office space, which may be space within the offices of the Manager or in such other place as may be agreed upon from time to time, (ii) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Fund, including conducting correspondence and other communications with the shareholders of the Fund, maintaining all internal bookkeeping, accounting and auditing services and records in connection with the Fund's investment and business activities. The Manager shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services. The Manager shall also compensate all officers and employees of the Fund who are officers or employees of the Manager.

   B. Investment Management Services.

      (a) The Manager shall manage the Fund's assets and portfolio subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Fund's Board of Directors may issue from time to time. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall also include determining the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. The Manager shall render regular reports to the Fund, at regular meetings of the Board of Directors and at such other times as may be reasonably requested by the Fund's Board of Directors, of (i) the decisions which it has made with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

      (b) The Manager, subject to and in accordance with any directions which the Fund's Board of Directors may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund's portfolio transactions. When placing such orders the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical quotations and other information to the Fund and the Manager in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines that the Fund will benefit, directly or indirectly, by doing so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of "brokerage and research services" (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker. Accordingly, the Fund and the Manager agree that the Manager shall select brokers for the execution of the Fund's portfolio transactions from among:

            (i) Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund's net assets, in such amount of total brokerage as may reasonably be required in light of such services;

            (ii) Those brokers and dealers who supply research, statistical and other data to the Manager or its affiliates which relate directly to portfolio securities, actual or potential, of the Fund or which place the Manager in a better position to make decisions in connection with the management of the Fund's assets and portfolio, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

            When the Manager has determined that the Fund should tender securities pursuant to a "tender offer solicitation," the Manager shall designate Franklin Distributors, Inc. ("Distributors") as the "tendering dealer" so long as it is legally permissible for Manager to do so, and act in such capacity under the Federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Distributors shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Fund shall enter into an agreement with the Manager and/or Distributors to reimburse them for all expenses connected with attempting to collect such fees including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

            The Manager shall render regular reports to the Fund, not more frequently than quarterly, of how much total brokerage business has been placed by the Manager with brokers falling into each of the foregoing categories and the manner in which the allocation has been accomplished.

            The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager's paramount duty to obtain the best net price and execution for the Fund.

   C. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by Federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the offering of the Fund's shares.

   D. Other Obligations and Services. The Manager shall make available its officers and employees to the Board of Directors and officers of the Fund for consultation and discussions regarding the administrative management of the Fund and its investment activities.

3. Expenses of the Fund. It is understood that the Fund will pay all its expenses other than those expressly assumed by the Manager herein, which expenses payable by the Fund shall include:

   A. Fees to the Manager as provided herein;

   B. Expenses of all audits by independent public accountants;

   C. Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expense of issue, repurchase or redemption of its shares;

   D. Expenses of obtaining quotations for calculating the value of the Fund's net assets;

   E. Salaries and other compensation of any of its executive officers who are not officers, directors, stockholders or employees of the Manager;

      F. Taxes levied against the Fund;

   G. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Fund;

      H. Costs, including the interest expense, of borrowing money;

   I. Costs incident to corporate meetings of the Fund, reports to the Fund to its shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund's corporate existence;

   J. Legal fees, including the legal fees related to the registration and continued qualification of the Fund shares for sale;

   K. Costs of printing stock certificates representing shares of the Fund;

   L. Directors' fees and expenses to directors who are not directors, officers, employees or stockholders of the Manager or any of its affiliates; and

   M. Costs and expense of registering and maintaining the registration of the Fund and its shares under Federal and applicable state laws; including the printing and mailing of prospectuses to its shareholders; and

   N. Its pro rata portion of the fidelity bond insurance premium.

4. Compensation of the Manager. The Fund shall pay a daily management fee in cash to the Manager based upon a percentage of the value of the Fund's net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager payable at the request of the Manager.

   A. For purposes of calculating such fee,-the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of Fund shares, all as set forth more fully in the Fund's current prospectus. The rate of the daily management fee shall be as follows:

      1/584 of 1% of the value of net assets up to and including
      $100,000,000; and

      1/730 of 1% of the value of net assets over $100,000,000 up to and including $250,000,000; and

      1/811 of 1% of the value of net assets in excess of $250,000,000.

   B. The Management fee payable by the Fund shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith; and to the extent necessary to comply with the limitations on expenses which may be borne by the Fund as set forth in the laws, regulations and administrative interpretations of those states in which the Fund's shares are registered. The Manager may, from time to time, voluntarily reduce or waive any management fee due to it hereunder.

5. Activities of the Manager. The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Articles of Incorporation and By-Laws of the Fund and to Section 10(a) of the Act, it is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders, and that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Fund as directors, officers, agents, stockholders or otherwise, that the Manager or its affiliates may be interested in the Fund as stockholders or otherwise; and that the effect of any such interests shall be governed by said Articles of Incorporation, the By-Laws and the Act.

6. Liabilities of the Manager.

   A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

   B. Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel and directors' fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or directors, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Fund's Board of Directors; or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this Subsection 6(B), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect the Manager shall pay to the Fund the amount due for expenses subject to this Subsection 6(B) Agreement within 30 days after a bill or statement has been received by the Fund therefore. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Fund or for costs, expenses or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

   C. No provision of this Agreement shall be construed to protect any director or officer of the Fund, or the Manager, from liability in violation of Sections 17(h) and (i) of the Act.

7. Renewal and Termination.

   A. This Agreement shall become effective on the date written below and shall continue in effect for one year. The Agreement is renewable annually thereafter for successive periods not to exceed one year (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Directors of the Fund, and (ii) by a vote of a majority of the directors of the Fund who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Directors of the Fund) cast in person at a meeting called for the purpose of voting on the Agreement.

   B. This Agreement:

      (i) may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Manager;

      (ii)  shall immediately terminate in the event of its assignment;
            and

      (iii)may be terminated by the Manager on 60 days' written notice to the Fund.

   C. As used in this Section the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms Act.

   D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

8. Distribution Plan

   A. The provisions set forth in this paragraph 8 (hereinafter referred to as the "Plan") have been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Fund, having been approved by a majority of the Fund's Board of Directors, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested directors"), cast in person at a meeting called for the purpose of voting on such Plan. The Board of Directors concluded that the existing compensation to the Manager was fair and not excessive, and that due solely to the uncertainty that may exist from time to time with respect to whether payments made by the Fund to the Manager or other firms may be deemed to constitute distribution expenses, it was determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. The directors' approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of at least a majority of the Fund's outstanding voting securities.

   B. No additional payments are to be made by the Fund as a result of the Plan other than the compensation the Fund is otherwise obligated to make (i) to the Manager pursuant to paragraph 4 of this Agreement and
      (ii) to its Shareholder Servicing Agent pursuant to their respective Agreement as in effect at any time. However, to the extent any payments to or by the Manager or the Fund's Shareholder Servicing Agent which are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be made pursuant to the Plan as set forth herein. Such activities, the payment of which are intended to be within the scope of the Plan, shall include, but not necessarily be limited to, the following:

      (a) the costs of the preparation, printing and mailing of all required reports and notices to shareholders;

      (b) the costs of the preparation, printing and mailing of all prospectuses;

      (c) the costs of preparation, printing and mailing of any proxy statements and proxies;

      (d) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements.

      (e) all fees and expenses relating to the qualification of the Fund and/or its shares under the securities or "Blue Sky" laws of any jurisdiction;

      (f) all fees under the Securities Act of 1933 and the Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares;

      (g) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance.

      (h) all costs of the preparation and mailing of confirmations of shares sold or redeemed or share certificates, and reports of share balances;

      (i) all costs of responding to telephone or mail inquiries of investors or prospective investors; and

      (j) payments to dealers, financial institutions, advisers, or other firms, any one of whom may receive monies in respect of the Fund's shares owned by shareholders for whom such firm is the dealer of record or holder of record, or with whom such firm has a servicing relationship. Servicing may include, among other things: (i) answering client inquiries regarding the Fund; (ii) assisting clients in changing dividend options, account designations and addresses; (iii) performing sub-accounting; (iv) establishing and maintaining shareholder accounts and records;
            (v) processing purchase and redemption transactions; (vi) automatic investment in Fund shares of client cash account balances; (vii) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by such firm; (viii) arranging for bank wires; and (ix) such other services as the Fund may request, to the extent such firms are permitted by applicable statute, rule or regulation.

   C. The terms and provisions of the Plan are as follows:

      (a) The Manager shall report to the Board of Directors of the Fund at least quarterly on payments for any of the activities in subparagraph B of this paragraph 8, and shall furnish the Board of Directors of the Fund with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination of whether the Plan should be continued.

      (b) The Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors, including the non-interested directors, cast in person at a meeting called for the purpose of voting on the Plan.

      (c) The Plan may be terminated at any time by vote of a majority of the non-interested directors or by vote of a majority of the Fund's outstanding voting securities on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of this Management Agreement.

      (d) The Plan may not be amended to increase materially the amount deemed to be spent for distribution without approval by the Fund's shareholders, and all material amendments to the Plan shall be approved by the non-interested directors cast in person at a meeting called for the purpose of voting on such amendment.

      (e) So long as the Plan is in effect, the selection and nomination of the Fund's non-interested directors shall be committed to the discretion of such non-interested directors.

9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the 1st day of December, 1986.

FRANKLIN TAX-EXEMPT MONEY FUND

/s/ Charles B. Johnson
By: Charles B. Johnson

FRANKLIN ADVISERS, INC.

/s/ Rupert H. Johnson, Jr.
By: Rupert H. Johnson, Jr.